                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   OCCUPATIONAL HEALTH + REHABILITATION INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                          175 Derby Street, Suite 36
                            Hingham, MA 02043-4058

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 30, 1999


To Our Stockholders:

     The 1999 Annual Meeting of Stockholders of Occupational Health + Rehabilitation Inc (the "Company") will be held at the Company's corporate offices located at 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058 on November 30, 1999, at 9:00 A.M. (local time) for the following purposes:

1. To elect three directors for a term to expire at the 2002 Annual Meeting of Stockholders; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on October 15, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                         By order of the Board of Directors,


                                         Richard P. Quinlan
                                         Secretary

Dated:  October 25, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                          175 Derby Street, Suite 36
                            Hingham, MA 02043-4058

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 30, 1999

                          __________________________

   This Proxy Statement is furnished to the stockholders of Occupational Health + Rehabilitation Inc (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on November 30, 1999 and any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company's 1998 Annual Report to Stockholders are first being mailed or given to stockholders on or about October 25, 1999.

                                    PROXIES

   A stockholder giving a proxy may revoke it at any time before it is voted by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation, or by attending the Annual Meeting in person and casting a ballot. Any properly executed proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named herein.

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or by other means. Such persons will not receive any additional compensation for such activities.

                               VOTING SECURITIES

   The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on October 15, 1999 (the "Record Date"). On the Record Date, there were 1,479,444 shares of Common Stock (the "Common Stock") and 1,416,667 shares of Series A Convertible Preferred Stock (the "Preferred Stock") outstanding and entitled to vote. Each share of Common Stock is entitled to one vote and, other than with respect to the election of three directors, the Common Stock and the Preferred Stock shall vote together as a single class with respect to any matter which may properly come before the Annual Meeting. A majority of such shares, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. A majority of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting for the purpose of electing three directors as more fully described below. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the Annual Meeting for purposes of determining whether a quorum has been achieved. Votes will be tabulated at the Annual Meeting by one or more inspectors of election appointed by the Board of Directors.

                   PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP
                                 OF MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of Record Date by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table on page 9 and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated.


                                                                                     Shares
                                                                                  Beneficially             Percent
Name and Address of Beneficial Owner                                                Owned (1)              of Class
------------------------------------                                               --------                --------
Cahill, Warnock Strategic Partners Fund, L.P. (2).................                   679,042                 31.5%
   One South Street, Suite 2150
   Baltimore, MD  21202

Prince Venture Partners III, L.P. (3)..............................                  400,045                 27.0%
   10 South Wacker Drive
   Chicago, IL  60606

Partech International Entities (4)   .............................                   283,333                 16.1%
   50 California Street, Suite 3200
   San Francisco, CA  94111

Venrock Associates (5)............................................                   246,784                 15.0%
   30 Rockefeller Plaza, Room 5508
   New York, NY  10112

BancBoston Ventures, Inc. (6).....................................                   215,636                 13.7%
   100 Federal Street
   Boston, MA  02110

The Venture Capital Fund of
New England III, L.P. (7).........................................                   182,303                 11.8%
   70 Walnut Street, Suite 120
   Wellesley Hills, MA  02481-2175

Asset Management Associates 1989, L.P. (8)........................                   173,685                 11.1%
   2275 East Bayshore Road
   Palo Alto, CA  94303

State of Wisconsin Investment Board (9)...........................                    74,850                  5.1%
   P.O. Box 7842
   Madison, WI  53707

John C. Garbarino (10)............................................                   201,609                 12.5%
   175 Derby Street, Suite 36
   Hingham, MA  02043

Lynne M. Rosen (11)...............................................                    50,568                  3.4%

Richard P. Quinlan (12)...........................................                    40,000                  2.6%

H. Nicholas Kirby (13)............................................                    26,746                  1.8%

Kevin J. Dougherty (14)...........................................                     2,000                  *

Angus M. Duthie (15)..............................................                     2,000                  *

Edward L. Cahill (16).............................................                     2,000                  *

Donald W. Hughes (17).............................................                     1,200                  *

Frank H. Leone (18)...............................................                     5,000                  *

Steven W. Garfinkle (19)..........................................                     5,000                  *

All directors and executive officers as a group...................                   343,123                 20.0%
(11 persons) (20)

-------------------------
Less than 1%

(1) Each of the stockholders who is a party to a certain Stockholders' Agreement (the "Stockholders' Agreement") dated as of November 6, 1996 by and among the Company and certain of its stockholders may be deemed to share voting power with respect to, and may be deemed to beneficially own, all of the shares of the Preferred Stock and Common Stock subject to the Stockholders' Agreement. Such stockholders disclaim such beneficial ownership.

(2) Consists of 679,042 shares of Common Stock issuable upon conversion of shares of the Preferred Stock. Edward L. Cahill, a director of the Company, is a General Partner of Cahill, Warnock Strategic Partners, L.P., the General Partner of Cahill, Warnock Strategic Partners Fund, L.P. David
     L. Warnock is also a General Partner of Cahill, Warnock Strategic Partners, L.P. The General Partners of Cahill, Warnock Strategic Partners, L.P. share voting and investment power with respect to the shares held by Cahill, Warnock Strategic Partners Fund, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of Cahill, Warnock Strategic Partners, L.P. disclaims beneficial ownership of the shares held by Cahill, Warnock Strategic Partners Fund, L.P.

(3) Angus M. Duthie, a director of the Company, is a General Partner of Prince Ventures, L.P., the General Partner of Prince Venture Partners III, L.P. James W. Fordyce, Mark J. Gabrielson and Gregory F. Zaic are also General Partners of Prince Ventures, L.P. The General Partners of Prince Ventures, L.P. share voting and investment power with respect to the shares held by Prince Venture Partners III, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of Prince Ventures, L.P. disclaims beneficial ownership of the shares held by Prince Venture Partners III, L.P.

(4) Consists of 86,667 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Axa U.S. Growth Fund, LLC (the "Axa Conversion Shares"), 173,334 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by U.S. Growth Fund Partners, C.V. (the "GFP Conversion Shares"), 16,667 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Double Black Diamond II, LLC (the "DBD Conversion Shares") and 6,665 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Almanori Limited (the "Almanori Conversion Shares"). As the investment managing member of Axa U.S. Growth Fund, LLC, PAX V, LLC may be deemed to beneficially own the Axa Conversion Shares. Based on a Schedule 13G dated February 10, 1998, AXA-UAP may also be deemed to beneficially own the AXA Conversion Shares. As the investment general partner of U.S. Growth Fund Partners, C.V., PAR V V.O.F. may be deemed to beneficially own the GFP Conversion Shares. As non-managing members of PAX V, LLC and a general partner of PAR V V.O.F., David Sherry and Glenn Solomon may be deemed to beneficially own the Axa Conversion Shares and the GFP Conversion Shares. As a managing member of PAX V, LLC and PAR V V.O.F., PAR SF, LLC may be deemed to beneficially own the Axa Conversion Shares and the GFP Conversion Shares. As a managing member of PAR SF, LLC and Double Black Diamond II, LLC, Vincent Worms may be deemed to beneficially own the Axa Conversion Shares, the GFP Conversion Shares and the DBD Conversion Shares. As a managing member of PAR SF, LLC and Double Black Diamond II, LLC, Thomas McKinley may be deemed to beneficially own the Axa Conversion Shares, the GFP Conversion Shares and the DBD Conversion Shares. As non-managing members of PAX V, LLC, Scott Matson and Philippe Cases may be deemed to own the Axa Conversion Shares. Each of PAX V, LLC, PAR SF, LLC, Vincent Worms, Thomas McKinley, Scott Matson, Philippe Cases, David Sherry and Glenn Solomon disclaims beneficial ownership of the Axa Conversion Shares, except to the extent of their respective proportionate pecuniary interests therein. Each of PAR V V.O.F., PAR SF, LLC, Vincent Worms, Thomas McKinley, David Sherry and Glenn Solomon disclaims beneficial ownership of the GFP Conversion Shares, except to the extent of their respective proportionate pecuniary interests therein. Each of Vincent Worms and Thomas McKinley disclaims beneficial ownership of the DBD Conversion Shares, except to the extent of their respective proportionate pecuniary interests therein.

(5) Consists of 55,316 shares of Common Stock and 66,667 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Venrock Associates and 24,801 shares of Common Stock and 100,000 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Venrock Associates II, L.P. Patrick F. Latterell, Ted H. McCourtney, Anthony B. Evnin, David R. Hathaway, Anthony Sun, Kimberley A. Rummelsberg and Ray A. Rothrock are General Partners of Venrock Associates and of Venrock Associates II, L.P. The General Partners of Venrock Associates and of Venrock Associates II, L.P. share voting and investment power with respect to the shares held by Venrock Associates and by Venrock Associates II, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of Venrock Associates and Venrock Associates II, L.P. disclaims beneficial ownership of the shares held by Venrock Associates and Venrock Associates II, L.P.

(6) Includes 100,000 shares of Common Stock issuable upon conversion of shares of Preferred Stock.

(7) Includes 66,667 shares of Common Stock issuable upon conversion of shares of Preferred Stock. Kevin J. Dougherty, a director of the Company, is a General Partner of FH&Co. III, L.P., the General Partner of The Venture Capital Fund of New England III, L.P. Richard A. Farrell, Harry J. Healer, Jr. and William C. Mills III are also General Partners of FH&Co. III, L.P. The General Partners of FH&Co. III, L.P. share voting and investment power with respect to the shares held by The Venture Capital Fund of New England III, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of FH&Co. III, L.P. disclaims beneficial ownership of the shares held by The Venture Capital Fund of New England III, L.P.

(8) Includes 83,333 shares of Common Stock issuable upon conversion of shares of Preferred Stock. Craig C. Taylor, Franklin P. Johnson Jr., John F. Shoch and W. Ferrell Sanders are General Partners of AMC Partners 89, L.P., the General Partner of Asset Management Associates 1989, L.P. The General Partners of AMC Partners 89, L.P. share voting and investment power with respect to the shares held by Asset Management Associates 1989, L.P. and may be deemed to be the beneficial owners of such shares. Each of the General Partners of AMC Partners 89, L.P. disclaims beneficial ownership of the shares held by Asset Management Associates 1989, L.P.

(9) Shares reported as beneficially owned by State of Wisconsin Investment Board in a Schedule 13G filed with the SEC dated January 29, 1999.

(10) Includes 129,540 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(11) Includes 27,787 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(12) Includes 35,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(13) Includes 19,746 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(14) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999. Mr. Dougherty disclaims any beneficial ownership in the shares held by The Venture Capital Fund of New England III, L.P. See Note 7.

(15) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999. Mr. Duthie disclaims any beneficial ownership in the shares held by Prince Venture Partners III, L.P. See Note 3.

(16) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999. Does not include 679,042 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Cahill, Warnock Strategic Partners Fund, L.P. (see Note 2) and 37,625 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Strategic Associates, L.P. Mr. Cahill is a Member of Cahill Warnock & Company, LLC, the General Partner of Strategic Associates, L.P. Mr. Cahill disclaims any beneficial ownership of the shares held by Cahill, Warnock Strategies Partners Fund, L.P. and Strategic Associates, L.P.

(17) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(18) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(19) Consists entirely of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999.

(20) Includes an aggregate of 236,273 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 15, 1999. Does not include an aggregate of 515,681 shares of Common Stock and an aggregate of 783,334 shares of Common Stock issuable upon conversion of shares of Preferred Stock with respect to which certain directors disclaim beneficial ownership. See Notes #2, #3, #7, #14, #15 and #16.


Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on reports and other information submitted by the executive officers, directors and such beneficial owners, the Company believes that during the fiscal year ended December 31, 1998, all such reports were timely filed except Forms 3 were filed late with respect to the appointment to the Board of Directors of Frank H. Leone and Steven W. Garfinkle and an amended Form 5 was filed late with respect to a transfer of shares held by John C. Garbarino to certain of his family members as a gift during December 1998 for tax planning purposes.

                           1.  ELECTION OF DIRECTORS

   The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term. The Board of Directors, pursuant to the Company's Restated Certificate of Incorporation, has fixed the number of directorships at seven. Pursuant to the terms of the Preferred Stock, the holders of such stock, voting as a single class, are entitled to elect two of such directors. Pursuant to the terms of the Stockholders' Agreement, certain of the Company's stockholders have agreed to vote all of their shares of Preferred Stock and Common Stock to elect certain nominees to the Company's Board of Directors. The Stockholders' Agreement provides that such nominees are to be determined as follows: (a) the Chief Executive Officer of the Company (currently, John C. Garbarino); (b) a person designated by the Telor Principal Stockholders, as defined in the Stockholders' Agreement (currently, Angus M. Duthie); (c) a person designated by the OH+R Principal Stockholders, as defined in the Stockholders' Agreement (currently, Kevin J. Dougherty); (d) two persons designated by Cahill, Warnock Strategic Partners Fund, L.P. (currently, Edward
L. Cahill and Donald W. Hughes); and (e) two persons unaffiliated with the management of the Company (the "Independent Directors") and mutually agreeable to all of the other directors (currently, Steven W. Garfinkle and Frank H. Leone).

   At the Annual Meeting, three directors will be elected. The Board of Directors have nominated John C. Garbarino, Angus M. Duthie and Steven W. Garfinkle to serve until the 2002 Annual Meeting of Stockholders of the Company. Mr. Garbarino is the current Chief Executive Officer of the Company. Mr. Duthie shall serve as the director designated by the Telor Principal Stockholders and Mr. Garfinkle shall serve as one of the Independent Directors. If elected, each of Messrs. Garbarino, Duthie and Garfinkle shall continue in office until his successor has been elected and qualified. Messrs. Garbarino, Duthie and Garfinkle are currently directors of the Company. Each has indicated a willingness to serve as a director, but if for any reason he should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Board of Directors does not expect, a different person designated by the Board of Directors may be nominated in his stead.

   If a quorum of the holders of Common Stock is present at the Annual Meeting, the election of Messrs. Garbarino, Duthie and Garfinkle as directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares and broker non-votes with respect to the election of a director will be included in determining the presence of such quorum but will not be included in determining whether the nominee has received the vote of such plurality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH
                                                             ---
NOMINEES.

   The following sets forth certain information regarding the nominees named above and the other directors of the Company whose terms will continue after the Annual Meeting.

Nominees for Three-Year Term Expiring 2002

   John C. Garbarino, age 46, a founder of Occupational Health + Rehabilitation Inc ("OH+R"), has served as President, Chief Executive Officer and a director of the Company since the merger of OH+R with and into the Company (then known as Telor Ophthalmic Pharmaceuticals, Inc ("Telor")) (the "Merger") in June 1996 and previously served as the President and Chief Executive Officer of OH+R from its formation in July 1992 to the Merger. From February 1991 through June 1992, Mr. Garbarino served as President and Chief Executive Officer of Occupational Orthopedic Systems, Inc., a management company that operated Occupational Orthopedic Center, Inc., a company which was the initial acquisition of OH+R. From 1985 to January 1991, Mr. Garbarino was associated in various capacities with Foster Management Company ("Foster"), a private investment company specializing in developing businesses to consolidate fragmented industries. In his association with Foster, Mr. Garbarino was a general partner and consultant and held various senior executive positions (including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) in Chartwell Group Ltd., a Foster portfolio company organized to consolidate through acquisitions the highly fragmented premium priced segment of the interior furnishings industry. Previously, Mr. Garbarino participated in the venture capital industry as a founder and general partner of Fairfield Venture Partners, L.P. and as vice president and treasurer of Business Development Services, Inc., a venture capital subsidiary of General Electric Company. Mr. Garbarino is a C.P.A. and previously worked at Ernst & Whinney (a predecessor to Ernst & Young LLP).

   Angus M. Duthie, age 59, has served as a director of the Company since the Merger and previously served as a director of OH+R from June 1992 to the Merger. Mr. Duthie is currently a General Partner of Prince Ventures, L.P., a venture capital firm he co-founded in 1978. Mr. Duthie has over 28 years of experience involving portfolio management. He currently serves on the board of directors of KENETECH, Inc.

   Steven W. Garfinkle, age 41, has served as director of the Company since July 1998. Mr. Garfinkle, who is currently a private health care consultant, served as Chairman and Chief Executive Officer of Prism Health Group Inc. ("Prism"), an operator of skilled nursing facilities and related services, from 1992 until Prism was sold to Mariner Health, Inc. in 1997. Mr. Garfinkle also served as President of New England Health Strategies from 1991 to 1992. From 1982 to 1991, Mr. Garfinkle served as Chief Operating Officer and in several senior management positions for the Mediplex Group, Inc.

Continuing Directors

Terms Expiring in 2000:

   Edward L. Cahill, age 46, has served as a director of the Company since November 1996. Mr. Cahill is a founding partner of Cahill, Warnock & Company, LLC ("Cahill, Warnock"), an asset management firm established to invest in small public companies. Prior to founding Cahill, Warnock in July 1995, Mr. Cahill had been a Managing Director at Alex. Brown & Sons Incorporated where, from 1986 through 1995, he headed the firm's Health Care Investment Banking Group. Mr. Cahill is also a director of GENEMEDICINE, INC., Jay Jacobs, Inc. and Md/Bio.

   Donald W. Hughes, age 48, has served as a director of the Company since December 1997. Mr. Hughes has been the Vice President and Chief Financial Officer of Cahill, Warnock since February 1997. From December 1995 to February 1997, Mr. Hughes served as Vice President, Chief Financial Officer and Secretary of Capstone Pharmacy Services, Inc. (Nasdaq: DOSE) and served as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely-held investment management company, from July 1984 to November 1995.

Terms Expiring in 2001:

   Kevin J. Dougherty, age 53, has served as a director of the Company since the Merger and previously served as a director of OH+R from July 1993 to the Merger. Mr. Dougherty is currently a General Partner of The Venture Capital Fund of New England, a venture capital firm he joined in April 1986. Previously, he participated in the venture capital industry as Vice President of 3i Capital Corporation from 1985 to 1986, and as Vice President of Massachusetts Capital Resource Company from 1981 to 1985. Prior to that, Mr. Dougherty served as a commercial banker at Bankers Trust Company and the First National Bank of Boston. He currently serves on the board of directors of Inspectron Corporation.

   Frank H. Leone, age 55, has served as a director of the Company since July 1998. In 1985, Mr. Leone founded and has since served as President/Chief Executive Officer of RYAN Associates, a national occupational health consulting firm, and he is the founder and Executive Director of the National Association of Occupational Health Professionals (N.A.O.H.P.). Mr. Leone is also the executive editor of four leading occupational health periodicals: "VISIONS", "Partners", the "Workers' Compensation Managed Care Bulletin", and the "Clinical Care Update".

Board of Directors Committees and Meetings

   The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Board of Directors does not have a standing nominating committee.

   The Audit Committee is currently comprised of Kevin J. Dougherty, Angus M. Duthie and Donald W. Hughes. The Audit Committee oversees the Company's system of internal accounting controls, recommends to the Board of Directors the appointment of a firm of independent certified auditors to conduct the annual audit of the Company's financial statements, reviews the scope of the audit, reviews reports from the independent certified auditors, and makes such recommendations to the Board of Directors in connection with the annual audit as it deems appropriate. The Audit Committee met twice during 1998.

   The Compensation Committee is currently comprised of Edward L. Cahill and Angus M. Duthie. The Compensation Committee reviews the compensation of officers of the Company and the Company's compensation policies and practices. The Compensation Committee also administers the 1988, 1993, 1996 and 1998 Stock Plans, including recommending the grant of stock options thereunder. The Compensation Committee met three times during 1998.

     The Board of Directors held six meetings during 1998. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Directors' Compensation

     Except for the Independent Directors, the Company's directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but all directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and any committee thereof. Commencing on January 1, 1999, each of the Independent Directors receives $1,200 for each meeting of the Board of Directors he attends. Pursuant to the Company's 1993 Stock Plan (subject to the availability of shares thereunder), each director who is not an employee of the Company is granted a non-qualified stock option on the date of his or her first election to purchase 1,200 shares of the Company's Common Stock. The exercise price for each such option is the fair market value of the Company's Common Stock on the date of grant. Such options vest ratably over three years on each of the first three anniversary dates of the grant date and are exercisable for a period of ten years. In addition, pursuant to the Company's 1993 Stock Plan (subject to the availability of shares thereunder), at each annual meeting of stockholders or special meeting in lieu thereof, each director who is not then an employee of the Company and who has been in continued and uninterrupted service of the Company as a director for at least the last six months is granted a non-qualified stock option to purchase 800 shares of the Company's Common Stock of the date of grant. Such option has term of ten years and is immediately exercisable in full as of the date of the next annual meeting of stockholders or special meeting in lieu thereof following the annual meeting or special meeting in lieu thereof in which the option was granted, whether or not such director is re-elected at that meeting, provided that such director has been in the continued and uninterrupted service of the Company as a director from the date of grant through the day prior to the subsequent annual meeting. The Company has exhausted the available shares of Common Stock under the 1993 Stock Plan.

     Upon election to the Board, each Independent Director was granted a non-qualified stock option to purchase 20,000 shares of the Company's Common Stock. The exercise price of each such option was the fair market value of the Company's Common Stock on the date of grant. Such options vest ratably over four years on each of the first four anniversary dates of the grant date and are exercisable for a period of ten years.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth certain information regarding the compensation paid by the Company for the years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer and the only other executive officers whose salary and bonus exceeded $100,000 in 1998 (together, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries.


                           SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                                                           Compensation
                                                                           ------------
                                                                              Awards
                                                                              ------
                                                                            Securities               (1)
                                                 Annual Compensation        Underlying            All Other
                                                 -------------------
Name and Principal Position               Year  Salary ($)  Bonus ($)       Options (#)       Compensation ($)
---------------------------               ----  ----------  ---------       -----------       ----------------
John C. Garbarino......................   1998    180,000      ---             60,000               3,494
  President and Chief Executive Officer   1997    180,000      ---              ---                 6,170
                                          1996    174,088     25,000          128,319               3,670

Richard P. Quinlan (2).................   1998    140,000     10,000           10,000               7,138
  Chief Financial Officer, Treasurer,     1997    140,000      ---              ---                 7,674
  Secretary and General Counsel           1996     19,923      ---             45,000                 936

Lynne M. Rosen.........................   1998    139,711      ---             10,000               2,922
  Sr. Vice President, Planning and        1997    108,654      ---              ---                 2,915
  Development                             1996     99,115                      27,080               1,938

H. Nicholas Kirby......................   1998    129,515      ---             20,000               1,609
  Senior Vice President,                  1997     87,907      ---              ---                 1,485
  Corporate Development                   1996     78,509        688           18,496               1,500

     (1) Includes primarily the Company's contribution under the Company's 401(k) plan and car allowances.
     (2)  Mr. Quinlan joined the Company in November 1996.

Option Grants

     The following table sets forth information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                                                -----------------
                                Number of       % of Total
                               Securities         Options                                            Potential
                               Underlying       Granted to                                     Realizable Value at
                                 Options         Employees                                   Assumed Annual Rates of
                                 Granted            in         Exercise    Expiration        Stock Price Appreciation
Name                              (#)              1998      Price ($/SH)     Date                     for
                                                                                                  Option Term (1)
                                                                                                  ---------------
                                                                                             5% ($)         10%
--------------------------------------------------------------------------------------------------------------------
John Garbarino..............   60,000  (2)      21.90%       $3.00         01/16/08          $113,400       $286,800

Richard P. Quinlan..........    5,000  (2)       1.82%       $3.00         01/16/08          $  9,450       $ 23,900
                                5,000  (3)       1.82%       $3.00         01/16/08          $  9,450         23,900

Lynne M. Rosen..............    5,000  (2)       1.82%       $3.00         01/16/08          $  9,450       $ 23,900
                                5,000  (3)       1.82%       $3.00         01/16/08          $  9,450       $ 23,900

H. Nicholas Kirby...........    5,000  (2)       1.82%       $3.00         01/16/08          $  9,450       $ 23,900
                               15,000  (3)       5.47%       $3.00         01/16/08          $ 28,350       $ 71,700


(1) The dollar amounts under these columns are the result of calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and, therefore, are not intended to forecast future price appreciation, if any, of the Company's Common Stock.
(2) Options granted vest fully on December 31, 1999 if various goals and other criteria are achieved.
(3) Options granted vest ratably over four (4) years on each of the first four anniversary dates of the grant date.

Option Exercises and Year - End Values

The following table sets forth information concerning option holdings as of December 31, 1998 with respect to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 Number of Securities          Value of Unexercised In-the-
                                Shares           Value          Underlying Unexercised                Money Options
                             Acquired on       Realized          Options at FY-End (#)              at FY-End ($) (1)
                                                                 ---------------------              -----------------
Name                         Exercise (#)         ($)        Exercisable      Unexercisable    Exercisable     Unexercisable
-----                        ------------         ---        -----------      -------------    -----------     -------------
John C. Garbarino..........      ---              ---          104,540           110,000          64,965           52,500
Richard P. Quinlan.........      ---              ---           22,500            32,500           ---              8,750
Lynne M. Rosen............       ---              ---           21,537            23,540          11,825            8,750
H. Nicholas Kirby..........      ---              ---           11,372            29,248           5,936           18,965

     (1) Based on the fair market value of the Company's Common Stock as of December 31, 1998 ($3.875) minus the exercise price of options.

Employment Agreements

     John C. Garbarino has an employment agreement with the Company dated June 6, 1996. The term of the agreement is two years from such date and renews automatically for successive one-year periods until terminated. The agreement provides for an annual salary of $180,000, subject to increase on an annual basis in the discretion of the Board of Directors, and bonus as may be determined by the Compensation Committee of the Board of Directors. Mr. Garbarino is subject to a covenant not to compete with the Company for six months after the termination of his employment. If the Company terminates the agreement without "cause" (as defined in the agreement), or if Mr. Garbarino become incapacitated, or if Mr. Garbarino resigns from the Company for "just cause" (as defined in the agreement), then the Company is obligated to pay to Mr. Garbarino six months' base salary in consideration of his covenant not to compete.



Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two directors, Edward L. Cahill and Angus M. Duthie, both of whom are non-employee and outside directors. The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to senior management employees and executive officers of the Company and making recommendations concerning the same to the Company's Board of Directors.

Compensation Philosophy

     The Company's compensation philosophy is premised upon three basic goals:
(1) to attract and retain qualified individuals who shall provide skills and leadership that will result in both short and long-term success for the Company;
(2) to reinforce strategic performance objectives through the use of incentive compensation programs; and (3) to create a mutuality of interest between executive officers and stockholders through compensation structures that create a direct link between executive compensation and stockholder return.

     The Company's compensation system has been designed to achieve these basic goals by providing three separate forms of compensation consisting of base salary, incentive-based cash compensation and equity-based compensation in the form of stock option grants. In determining the levels of each of these aspects of compensation, the Committee reviews available public data published by its competitors and information gathered by the Company through conversations with consultants in the executive recruiting industry. Through this process, the Committee attempts to create a survey that it believes is indicative of the Company's industry competitors after giving due regard to the relative sizes of other companies in the occupational healthcare industry.

Base Salary

     Base salary levels for the Company's executive officers and senior management are competitively set relative to the Committee's survey results after taking into account each executive's areas and level of responsibility, the individual's historical performance, compensation, tenure with the Company and the recommendations of such individual's superiors. Base salary increases are generally modest and consistent with increases in the consumer price index. If, however, the Committee believes that the future needs of the Company warrant it, the Committee may prudently increase base salaries above relative ranges within the Company or above local competitors in order to ward off any potential departures by personnel to competitors that the Committee believes would have an adverse consequence to the Company.

Incentive Compensation

     Executive officers and senior management may be awarded discretionary cash bonuses based on the Committee's assessment of the Company's performance in the preceding fiscal year as determined by reference to, among other factors, qualitative and quantitative performance measures and the individual's region or center performance against its fiscal year budget. Cash bonuses are not determined by a formula but are determined on an individual basis pursuant to the basic premise of fairly compensating individuals of relatively similar value within the Company.

     Incentive compensation, in the opinion of the Committee, is an excellent means by which it can reward and motivate short-term performance by its executive officers and senior managers, which in the opinion of the Committee will enhance the Company's value. The Committee believes that this mechanism is particularly successful with senior management personnel who may have relatively lower base salaries as a percentage of overall compensation but have direct supervision and management responsibilities over the Company's operating regions or centers so that their activities can have an immediate impact on such region's or center's financial performance.

Equity-Based Compensation

     The Committee believes that in order to enhance long-term stockholder value it must provide incentives that provide both short-term and long-term results. Since the Company is still in a relatively early stage of development, the Committee believes that its executive officers and senior management have a tremendous opportunity to develop and obtain significant rewards by enhancing the Company's long-term market value. Thus, a prime objective of the Company's stock plans is to align the interests of executive officers and senior managers with stockholders by enabling such officers and managers to develop and maintain long-term stock ownership positions in the Company's Common Stock thereby creating a strong and direct link between executive pay and stockholder return.

     Options are typically granted annually. Individual grant sizes are determined based on a variety of factors, which primarily include practices for similar positions in the occupational healthcare industry, the Company's and individual's overall performance, and finally such individual's relative level of authority and responsibility within the Company. Before actually determining individual grants, however, the Committee establishes distinct levels of options pursuant to which a specific number of options are granted to each individual assigned to such level. Then, upon weighing an individual's performance against the foregoing factors, each executive officer and senior manager is assigned to one of the established levels. At the discretion of the Committee, and based on the recommendation of management, options may also be used as an incentive for candidates recruited to fill key positions, or serve as special retention incentives for employees with significant future potential.

Chief Executive Officer Compensation

     During 1998 the Company's most highly compensated executive officer was its Chief Executive Officer, John C. Garbarino. Mr. Garbarino is a party to an employment agreement described above but otherwise participates in the same executive compensation program provided to other executive officers and senior management of the Company as described above. In 1998, Mr. Garbarino received a base salary of $180,000, which remained consistent with his base salary in 1997.

Conclusion

     The Committee believes that its methodology and actual compensation provided for fiscal 1998 was appropriate and will ensure that the Company's executive officers and senior managers will continue to be motivated to act in a manner that will enhance the long-term interests of the Company and its stockholders.

                                                  Submitted by,

                                                  Edward L. Cahill
                                                  Angus M. Duthie

Stock Performance Graph

     The following graph compares the cumulative total stockholder return on the Company's Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Health Services Index. The measurement assumes a $100 investment as of June 6, 1996 (the date of the Merger) with all dividends reinvested. Index comparisons begin as of May 31, 1996. The data presented are on a semi-annual basis from the time of the Merger (or May 31, 1996 for index comparisons) to the end of fiscal 1998.


                             [GRAPH APPEARS HERE]


                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP ("Ernst & Young") as independent certified auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999. Ernst & Young served as the Company's independent certified auditors for the fiscal year ended December 31, 1998 and has reported on the Company's consolidated financial statements for such year. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                        STOCKHOLDERS PROPOSALS FOR 2000

     Any proposal intended to be presented by a stockholder at the Company's 2000 Annual Meeting of Stockholders must comply with the procedures set forth in the Company's by-laws and must be presented to the Company within a reasonable time prior to the solicitation of proxies related to the meeting. Proposals should be addressed to Richard P. Quinlan, Occupational Health + Rehabilitation Inc, 175 Derby Street, Suite 36, Hingham, Massachusetts 02043-4058.

                                    By order of the Board of Directors,



                                    Richard P. Quinlan
                                    Secretary

Hingham, MA
October 25, 1999